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                                                                    EXHIBIT 4(c)

                                 PROMISSORY NOTE

$200,000,000                                                     Cleveland, Ohio
                                                                    July 7, 2004

         FOR VALUE RECEIVED, the undersigned, BEF HOLDING CO., INC., a Delaware corporation (the "Borrower") promises to pay on the Maturity Date (such term, together with each other capitalized term used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement described below), to the order of NATIONAL CITY BANK, at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, the principal sum of TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000), in lawful money of the United States of America.

         As used herein, "Loan Agreement" means the Loan Agreement dated as of July 7, 2004, between the Borrower and National City Bank (the "Lender"), as the same may from time to time be amended, restated or otherwise modified.

         The Borrower also promises to pay interest on the unpaid principal amount of the Loan from time to time outstanding, from the date of the Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.02 of the Loan Agreement. Such interest shall be payable on each date provided for in such
Section 2.02; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

         If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Loan Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

         Reference is made to the Loan Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

         Except as expressly provided in the Loan Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.

         THE BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE BORROWER AND THE LENDER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

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         This Note was executed by the undersigned as of the date set forth above in the State of West Virginia.

                                           BEF HOLDING CO., INC.

                                           By: /s/ Tod Spornhauer
                                              ----------------------------------
                                           Name: Tod Spornhauer
                                           Title: VP & Asst. Treasurer

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